LCS BANCORP, INC. ANNOUNCES ACQUISITION AGREEMENT
                   WITH JACKSONVILLE SAVINGS BANK

     Litchfield, IL (August 13, 1996)-- The Board of Directors of LCS Bancorp, Inc. today announced the sale of the Company to Jacksonville Savings Bank for a cash payment of $17.75 per share, pending stockholder and regulatory approvals.

     Carol Radtke, President of LCS Bancorp, Inc., indicated that the Board and management were pleased with the offer by Jacksonville Savings. "The combination of Litchfield and Jacksonville will allow the communities served by both companies to benefit from the combined talents of our people. We are pleased to be joining a community-oriented institution that has served central Illinois for over 80 years. We are confident that this affiliation with Jacksonville will benefit our customers and stockholders." She indicated that Jacksonville will continue to operate the Litchfield office as a branch under the name of "Litchfield Community Savings, a division of Jacksonville Savings Bank," and all current employees will be retained.

     Jacksonville Savings Bank is a state-chartered, mutual holding company, which will have assets of $160 million following the completion of the merger. Jacksonville is publicly traded on NASDAQ Small Cap Exchange under the symbol "JXSB" and operates three offices in Jacksonville and a branch in Virden under the name of First Midwest. Jacksonville's Chief Executive Officer, Andrew Applebee, stated, "We are extremely pleased to enter into this merger with LCS. We believe that the Litchfield market complements the Bank's existing market area. We consider the Litchfield area as a prime spot for expansion for not only growth in the Bank, but also the ability to bring new products and services to the surrounding communities and to participate in the growth of the community. This transaction is consistent with our strategy of increasing the value of our franchise and enhancing long-term stockholder value."

     Under the terms of the agreement, customers of Litchfield Community Savings will have access to ATM cards and other deposit services that will be offered as a result of the economics of scale that can be achieved as a result of the merger. Upon completion of the process, Litchfield will be able to offer 30-year fixed rate mortgages and other secondary market products, along with their existing adjustable rate mortgage products, consumer, commercial and agricultural loans. Loan decisions will continue to be made in the local office.

     Following the receipt of regulatory approvals, it is anticipated that stockholder approval will be sought in December 1996. Current stockholders of both Litchfield and Jacksonville will be receiving additional information by mail in the near future.